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                                              Exhibit 21


               SUBSIDIARIES OF JONES INTERNATIONAL NETWORKS, LTD.


     Great American Country, Inc.
     Jones Audio Services, Inc.
     Jones Earth Segment, Inc.
     Jones Galactic Radio, Inc.
     Jones Galactic Radio Partners, Inc.
     Jones Radio Network, Inc.
     Jones Radio Network Ventures, Inc.
     Jones/Owens Programming LLC
     Jones Infomercial Networks, Inc.
     Jones Infomercial Network Ventures, Inc.